                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                   ----------
                                  SCHEDULE 13G
                                 (RULE 13D-102)

                  INFORMATION STATEMENT PURSUANT TO RULE 13D-1
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                           TITAN PHARMACEUTICALS, INC.
                           ---------------------------
                                (Name of Issuer)

                                  Common Stock
                                  ------------
                         (Title of Class of Securities)

                                    888314101
                                    ---------
                                 (CUSIP Number)

                                December 31, 2000
                                -----------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[X] Rule 13d-1(b)
[ ] Rule 13d-1(c)
[ ] Rule 13d-1(d)

CUSIP No.  888314101                                           Page 1 of 9 Pages

         1)  Names of Reporting Persons
             IRS Identification No. Of Above Persons

             The PNC Financial Services Group, Inc.   25-1435979

         2)  Check the Appropriate Box if a Member of a Group (See Instructions)
             a)  [  ]
             b)  [  ]

         3)  SEC USE ONLY


         4)  Citizenship or Place of Organization    Pennsylvania

         Number of Shares           5)  Sole Voting Power              1,377,600

         Beneficially Owned         6)  Shared Voting Power                  -0-

         By Each Reporting          7)  Sole Dispositive Power         1,388,600

         Person With                8)  Shared Dispositive Power             -0-

         9)  Aggregate Amount Beneficially Owned by Each Reporting Person
                                                                       1,388,600

         10)  Check if the Aggregate Amount in Row (9) Excludes Certain Shares
              See Instructions                                              [  ]

         11)  Percent of Class Represented by Amount in Row (9)             5.34

         12)  Type of Reporting Person   (See Instructions)                   HC

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                   ----------
                                  SCHEDULE 13G
                                 (RULE 13D-102)

                  INFORMATION STATEMENT PURSUANT TO RULE 13D-1
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                           TITAN PHARMACEUTICALS, INC.
                           ---------------------------
                                (Name of Issuer)

                                  Common Stock
                                  ------------
                         (Title of Class of Securities)

                                    888314101
                                    ---------
                                 (CUSIP Number)

                                December 31, 2000
                                -----------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[X] Rule 13d-1(b)
[ ] Rule 13d-1(c)
[ ] Rule 13d-1(d)

CUSIP No.  888314101                                           Page 2 of 9 Pages

         1)  Names of Reporting Persons
             IRS Identification No. Of Above Persons

             PNC Bancorp, Inc.   51-0326854

         2)  Check the Appropriate Box if a Member of a Group (See Instructions)
             a)  [  ]
             b)  [  ]

         3)  SEC USE ONLY


         4)  Citizenship or Place of Organization    Delaware

         Number of Shares           5)  Sole Voting Power              1,377,600

         Beneficially Owned         6)  Shared Voting Power                  -0-

         By Each Reporting          7)  Sole Dispositive Power         1,388,600

         Person With                8)  Shared Dispositive Power             -0-

         9)  Aggregate Amount Beneficially Owned by Each Reporting Person
                                                                       1,388,600

         10)  Check if the Aggregate Amount in Row (9) Excludes Certain Shares
              See Instructions                                              [  ]

         11)  Percent of Class Represented by Amount in Row (9)             5.34

         12)  Type of Reporting Person   (See Instructions)                   HC

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                   ----------
                                  SCHEDULE 13G
                                 (RULE 13D-102)

                  INFORMATION STATEMENT PURSUANT TO RULE 13D-1
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                           TITAN PHARMACEUTICALS, INC.
                           ---------------------------
                                (Name of Issuer)

                                  Common Stock
                                  ------------
                         (Title of Class of Securities)

                                    888314101
                                    ---------
                                 (CUSIP Number)

                                December 31, 2000
                                -----------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[X] Rule 13d-1(b)
[ ] Rule 13d-1(c)
[ ] Rule 13d-1(d)

CUSIP No. 888314101                                            Page 3 of 9 Pages

         1)  Names of Reporting Persons
             IRS Identification No. Of Above Persons

             PNC Bank, National Association   22-1146430

         2)  Check the Appropriate Box if a Member of a Group (See Instructions)
             a)  [  ]
             b)  [  ]

         3)  SEC USE ONLY


         4)  Citizenship or Place of Organization    United States

         Number of Shares           5)  Sole Voting Power              1,377,600

         Beneficially Owned         6)  Shared Voting Power                  -0-

         By Each Reporting          7)  Sole Dispositive Power         1,388,600

         Person With                8)  Shared Dispositive Power             -0-

         9)  Aggregate Amount Beneficially Owned by Each Reporting Person
                                                                       1,388,600

         10)  Check if the Aggregate Amount in Row (9) Excludes Certain Shares
              See Instructions                                              [  ]

         11)  Percent of Class Represented by Amount in Row (9)             5.34

         12)  Type of Reporting Person   (See Instructions)                   BK

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                   ----------
                                  SCHEDULE 13G
                                 (RULE 13D-102)

                  INFORMATION STATEMENT PURSUANT TO RULE 13D-1
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                           TITAN PHARMACEUTICALS, INC.
                           ---------------------------
                                (Name of Issuer)

                                  Common Stock
                                  ------------
                         (Title of Class of Securities)

                                    888314101
                                    ---------
                                 (CUSIP Number)

                                December 31, 2000
                                -----------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[X] Rule 13d-1(b)
[ ] Rule 13d-1(c)
[ ] Rule 13d-1(d)

CUSIP No. 888314101                                            Page 4 of 9 Pages

         1)  Names of Reporting Persons
             IRS Identification No. Of Above Persons

             BlackRock Advisors, Inc.   23-2784752

         2)  Check the Appropriate Box if a Member of a Group (See Instructions)
             a)  [  ]
             b)  [  ]

         3)  SEC USE ONLY


         4)  Citizenship or Place of Organization    Delaware

         Number of Shares           5)  Sole Voting Power              1,377,600

         Beneficially Owned         6)  Shared Voting Power                  -0-

         By Each Reporting          7)  Sole Dispositive Power         1,388,600

         Person With                8)  Shared Dispositive Power             -0-

         9)  Aggregate Amount Beneficially Owned by Each Reporting Person
                                                                       1,388,600

         10)  Check if the Aggregate Amount in Row (9) Excludes Certain Shares
              See Instructions                                              [  ]

         11)  Percent of Class Represented by Amount in Row (9)             5.34

         12)  Type of Reporting Person   (See Instructions)                   IA

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                   ----------
                                  SCHEDULE 13G
                                 (RULE 13D-102)

                  INFORMATION STATEMENT PURSUANT TO RULE 13D-1
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                           TITAN PHARMACEUTICALS, INC.
                           ---------------------------
                                (Name of Issuer)

                                  Common Stock
                                  ------------
                         (Title of Class of Securities)

                                    888314101
                                    ---------
                                 (CUSIP Number)

                                December 31, 2000
                                -----------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[X] Rule 13d-1(b)
[ ] Rule 13d-1(c)
[ ] Rule 13d-1(d)

CUSIP No.  888314101                                           Page 5 of 9 Pages

         1)  Names of Reporting Persons
             IRS Identification No. Of Above Persons

             BlackRock Financial Management, Inc.   13-3806691

         2)  Check the Appropriate Box if a Member of a Group (See Instructions)
             a)  [  ]
             b)  [  ]

         3)  SEC USE ONLY


         4)  Citizenship or Place of Organization    Delaware

         Number of Shares           5)  Sole Voting Power              1,377,600

         Beneficially Owned         6)  Shared Voting Power                  -0-

         By Each Reporting          7)  Sole Dispositive Power         1,388,600

         Person With                8)  Shared Dispositive Power             -0-

         9)  Aggregate Amount Beneficially Owned by Each Reporting Person
                                                                       1,388,600

         10)  Check if the Aggregate Amount in Row (9) Excludes Certain Shares
              See Instructions                                              [  ]

         11)  Percent of Class Represented by Amount in Row (9)             5.34

         12)  Type of Reporting Person   (See Instructions)                   IA

                                                               Page 6 of 9 Pages

ITEM 1(a) - NAME OF ISSUER:

         Titan Pharmaceuticals, Inc.

ITEM 1(b) - ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

         400 Oyster Point Blvd.
         South San Francisco, California  94080

ITEM 2(a) - NAME OF PERSON FILING:

         The PNC Financial Services Group, Inc.; PNC Bancorp, Inc.; PNC Bank, National Association; BlackRock Advisors, Inc.; and BlackRock Financial Management, Inc.

ITEM 2(b) - ADDRESS OF PRINCIPAL BUSINESS OFFICE:

         The PNC Financial Services Group, Inc. - One PNC Plaza, 249 Fifth Avenue, Pittsburgh, PA 15222-2707
         PNC Bancorp, Inc. - 222 Delaware Avenue, Wilmington, DE  19899
         PNC Bank, National Association - One PNC Plaza, 249 Fifth Avenue, Pittsburgh, PA 15222-2707
         BlackRock Advisors, Inc. - 1600 Market Street, 28th Floor, Philadelphia, PA 19103
         BlackRock Financial Management, Inc. - 1600 Market Street, 27th Floor, Philadelphia, PA 19103

ITEM 2(c) - CITIZENSHIP:

         The PNC Financial Services Group, Inc. - Pennsylvania
         PNC Bancorp, Inc. - Delaware
         PNC Bank, National Association - United States
         BlackRock Advisors, Inc. - Delaware
         BlackRock Financial Management, Inc. - Delaware

ITEM 2(d) - TITLE OF CLASS OF SECURITIES:

         Common

ITEM 2(e) - CUSIP NUMBER:

         888314101

ITEM 3 - IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR 13d-2(b), CHECK WHETHER THE PERSON FILING IS A:

(a) [ ] Broker or dealer registered under Section 15 of the Exchange Act;
(b) [X] Bank as defined in Section 3(a)(6) of the Exchange Act;
(c) [ ] Insurance Company as defined in Section 3(a)(19) of the Exchange Act;
(d) [ ] Investment Company registered under Section 8 of the Investment Company Act;
(e) [X] An Investment Adviser in accordance with Rule 13d-1(b)(1)(ii)(E);
(f) [ ] An Employee Benefit Plan or Endowment Fund in accordance with Rule 13d-1(b)(1)(ii)(F);
(g) [X] A Parent Holding Company or Control Person in accordance with
        Rule 13d-1(b)(1)(ii)(G);
(h) [ ] A Savings Association as defined in Section 3(b) of the Federal Deposit Insurance Act;
(i) [ ] A Church Plan that is excluded from the definition of an Investment Company under Section 3(c)(14) of the Investment Company Act;
(j) [ ]  Group, in accordance with Rule 13d(b)(1)(ii)(J).

If this statement is filed pursuant to Rule 13d-1(c), check this box. [ ]

                                                               Page 7 of 9 Pages

ITEM 4 - OWNERSHIP:

The following information is as of December 31, 2000:

(a)  Amount Beneficially Owned:                                 1,388,600 shares

(b)  Percent of Class:                                                      5.34

(c)  Number of shares to which such person has:
        (i)  sole power to vote or to direct the vote                  1,377,600
       (ii)  shared power to vote or to direct the vote                      -0-
      (iii)  sole power to dispose or to direct the disposition of     1,388,600
       (iv)  shared power to dispose or to direct the disposition of         -0-


ITEM 5 - OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

         Not Applicable.


ITEM 6 - OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

         Not Applicable.


ITEM 7 - IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:

Included are the following subsidiaries of The PNC Financial Services Group, Inc. - HC:

PNC Bancorp, Inc. - HC (wholly owned subsidiary of The PNC Financial Services Group, Inc.)

PNC Bank, National Association - BK (wholly owned subsidiary of PNC Bancorp,
Inc.)

BlackRock Advisors, Inc. - IA (wholly owned subsidiary of BlackRock, Inc.)

BlackRock Financial Management, Inc. - IA (wholly owned subsidiary of BlackRock Advisors, Inc.)


ITEM 8 - IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

         Not Applicable.


ITEM 9 - NOTICE OF DISSOLUTION OF GROUP:

         Not Applicable.


ITEM 10 - CERTIFICATION:

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                                               Page 8 of 9 Pages

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

February 12, 2001
--------------------------------------
Date

By: /s/ Robert L. Haunschild
--------------------------------------
Signature - The PNC Financial Services Group, Inc.
Robert L. Haunschild, Senior Vice President and Chief Financial Officer
-----------------------------------------------------------------------
Name & Title

February 12, 2001
--------------------------------------
Date

By: /s/ James B. Yahner
--------------------------------------
Signature - PNC Bancorp, Inc.
James B. Yahner, Vice President
-------------------------------
Name & Title

February 12, 2001
--------------------------------------
Date

By: /s/ Thomas R. Moore
--------------------------------------
Signature - PNC Bank, National Association
Thomas R. Moore, Secretary
--------------------------
Name & Title

February 12, 2001
--------------------------------------
Date

By: /s/ William J. Wykle
--------------------------------------
Signature - BlackRock Advisors, Inc.
William J. Wykle, Managing Director
-----------------------------------
Name & Title

February 12, 2001
--------------------------------------
Date

By: /s/ William J. Wykle
--------------------------------------
Signature - BlackRock Financial Management, Inc.
William J. Wykle, Managing Director
-----------------------------------
Name & Title

                                                               Page 9 of 9 Pages

                                                                       EXHIBIT A

                                    AGREEMENT

                                February 12, 2001

         The undersigned hereby agree to file a joint statement on Schedule 13G under the Securities and Exchange Act of 1934, as amended (the "Act") in connection with their beneficial ownership of common stock issued by Titan Pharmaceuticals, Inc.

         Each of the undersigned states that it is entitled to individually use
Schedule 13G pursuant to Rule 13d-1(c) of the Act.

         Each of the undersigned is responsible for the timely filing of the statement and any amendments thereto, and for the completeness and accuracy of the information concerning each of them contained therein but none is responsible for the completeness or accuracy of the information concerning the others.

         This Agreement applies to any amendments to Schedule 13G.

                    THE PNC FINANCIAL SERVICES GROUP, INC.


                    BY: /s/ Robert L. Haunschild
                       --------------------------------------------------------
                       Robert L. Haunschild, Senior Vice President & Chief Financial Officer


                    PNC BANCORP, INC.


                    BY: /s/ James B. Yahner
                       --------------------------------------------------------
                       James B. Yahner, Vice President


                    PNC BANK, NATIONAL ASSOCIATION


                    BY: /s/ Thomas R. Moore
                       --------------------------------------------------------
                       Thomas R. Moore, Secretary


                    BLACKROCK ADVISORS, INC.


                    BY: /s/ William J. Wykle
                       --------------------------------------------------------
                       William J. Wykle, Managing Director


                    BLACKROCK FINANCIAL MANAGEMENT, INC.


                    BY: /s/ William J. Wykle
                       --------------------------------------------------------
                       William J. Wykle, Managing Director